Exhibit 99.1

Airgas Reports Fiscal 2016 First Quarter Earnings

  Organic sales up 2% compared to prior year; Distribution organic sales flat; All Other Operations organic sales up 16%
  Diluted EPS of $1.16, in line with guidance; prior year diluted EPS was $1.18
  Free cash flow* of $120 million, up 15% over prior year
  Updated fiscal year 2016 diluted EPS guidance to $4.90 to $5.05, representing 1% to 4% growth over fiscal 2015 diluted EPS, prior fiscal year 2016 diluted EPS guidance was $4.85 to $5.15

RADNOR, Pa.--(BUSINESS WIRE)--July 28, 2015--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported earnings per diluted share of $1.16 for its first quarter ended June 30, 2015, down 2% compared to the prior year earnings per diluted share of $1.18, in line with the Company’s expectations and reflective of the challenging economic conditions.

First quarter sales increased 3% over the prior year to $1.3 billion. Organic sales were up 2% over the prior year, with gas and rent up 5% and hardgoods down 3%. In the Distribution segment, organic sales were flat compared to the prior year, with gas and rent up 2% and hardgoods down 3%. In the All Other Operations segment, organic sales were up 16%, primarily driven by increased sales in the refrigerants, CO2 and dry ice businesses. Acquisitions contributed sales growth of 1% in the quarter on both a consolidated basis and in the Distribution segment.

“Cash flows were again strong, and we delivered earnings squarely in the middle of our guidance range. As anticipated, sales to our customers engaged in the energy and chemical and the manufacturing and metal fabrication sectors remained challenged through the quarter,” said Airgas President and Chief Executive Officer Michael L. Molinini. “One bright spot is the continued strength we are seeing in non-residential construction. After a relatively slow calendar 2014, our March 2015 quarter saw year-over-year growth in non-residential construction of 5% and this quarter year-over-year growth reached 6%. We remain focused on things we can control including leveraging our industry leading platform and managing expenses.”

Selling, distribution, and administrative expenses increased 4% over the prior year, with operating costs associated with acquired businesses representing approximately 1% of the increase. The balance of the increase reflects normal inflation and rising healthcare costs, as well as the incremental costs to support strong sales growth in the All Other Operations segment. Selling, distribution, and administrative expenses in the Distribution segment increased 2% over the prior year, excluding the impact of operating costs associated with acquired businesses.

Operating margin was 11.3%, down 50 basis points compared to the prior year, primarily reflecting the impact of the increase in selling, distribution, and administrative expenses in the current low organic sales growth environment related to our Distribution segment.

Free cash flow* for the quarter was $120 million, up 15% over the prior year, and adjusted cash from operations* was $232 million, up 13% over the prior year. During the first quarter, the Company repurchased 1.0 million shares on the open market for $104 million, reflecting an average price of $103.84 per share.

Return on capital* was 11.8% for the 12 months ended June 30, 2015, down 30 basis points compared to the prior year.

From the beginning of its fiscal year through July 27, the Company has acquired nine businesses with aggregate annual sales of approximately $74 million, including industrial gas and welding supply distributor Weldinghouse, Inc, and the nitrogen services business of Priority Energy Services, LLC.

Guidance

“We share the Fed’s view of tempered optimism on the economic outlook in the near-term and the level of uncertainty in the marketplace makes it difficult for us to predict our near-term sales outlook. While we are encouraged by some bright spots, such as the increased activity of many of our construction customers, our strong cash flow and increased acquisition activity, the overall sluggishness in the industrial economy tempers our near-term optimism. Long-term, we believe the fundamental growth prospects for the U.S. economy are strong. Through past investments we’ve made to improve our platform, systems and product and service offering, we have positioned Airgas for growth when the economy improves. Consistent with our demonstrated track record, we remain committed to delivering sustainable long-term value to our customers and shareholders,” said Airgas Executive Chairman Peter McCausland. “The low end of our fiscal 2016 guidance assumes a very modest uptick in growth rates as the year progresses, with average organic sales growth in the low single digits for the full year. The high end assumes acceleration in growth rates over the course of the year, with average organic sales growth in the mid single digits for the full year.”

For the second quarter of fiscal year 2016, the Company expects earnings per diluted share in the range of $1.28 to $1.33, compared to prior year earnings per diluted share of $1.30. Second quarter guidance includes a $0.00 to $0.02 per diluted share negative year-over-year impact from variable compensation reset following a below-budget year as well as a $0.01 to $0.02 per diluted share negative year-over-year impact from near term net cost pressure related to helium diversification and supply extension initiatives. Second quarter guidance assumes a year-over-year organic sales growth rate in the low single digits.

For the full fiscal year 2016, the Company expects earnings per diluted share in the range of $4.90 to $5.05, reflecting a 1% to 4% increase over prior year earnings per diluted share. Full year guidance includes a $0.00 to $0.09 per diluted share negative year-over-year impact from variable compensation reset following a below-budget year as well as a $0.06 to $0.09 per diluted share negative year-over-year impact from near term net cost pressure related to helium diversification and supply extension initiatives and a $0.03 per diluted share benefit from share repurchases made through June 30. Full year guidance assumes a year-over-year organic sales growth rate in the low to mid single digits.

Second quarter and full fiscal year 2016 guidance does not include the impact of any additional share repurchases that may occur subsequent to June 30 under the Company’s current authorized share repurchase program. The Company’s previous full fiscal year 2016 earnings per diluted share guidance was $4.85 to $5.15.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Tuesday, July 28. The teleconference will be available by calling 888-551-9018 (U.S./Canada) or 719-325-2349 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through August 25 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through August 4. To listen, call 888-203-1112 (U.S./Canada) or 719-457-0820 (International) and enter passcode 8117609.

* See attached reconciliations and computations of non-GAAP adjusted cash from operations, free cash flow, and return on capital financial measures.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation's leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. Approximately 17,000 associates work in more than 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: our expectations regarding our fiscal 2016 second quarter and full fiscal year 2016 organic sales growth and earnings per diluted share; our management of expenses. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the impact from the decline in oil prices on our customers; adverse changes in customer buying patterns or weakening in the operating and financial performance of our customers, any of which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic conditions and uncertainty in the energy sector; the impact of the strong dollar on our manufacturer customers that export; customer acceptance of price increases; increases in energy costs and other operating expenses at a faster rate than our ability to increase prices; changes in customer demand resulting in our inability to meet minimum product purchase requirements under long-term supply agreements and the inability to negotiate alternative supply arrangements; supply cost pressures; shortages and/or disruptions in the supply chain of certain gases, including our helium supply initiatives; EPA rulings and the impact in the marketplace of U.S. compliance with the Montreal Protocol as related to the production and import of Refrigerant-22 (also known as HCFC-22 or R-22); our ability to successfully build, complete in a timely manner and operate our new facilities; higher than expected expenses associated with the expansion of our telesales business, e-Business platform, the adjustment of our regional management structures, our strategic pricing initiatives and other strategic growth initiatives; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve anticipated acquisition synergies; operating costs associated with acquired businesses; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; the impact of changes in credit market conditions on our customers; our ability to effectively leverage our new SAP system to improve the operating and financial performance of our business; changes in tax and fiscal policies and laws; increased expenditures relating to compliance with environmental and other regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulations; the overall U.S. industrial economy; catastrophic events and/or severe weather conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2015 Form 10-K, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in thousands, except per share data) (Unaudited)

	Three Months Ended
	June 30,
	2015	2014

Net sales	$1,349,710	$1,313,587

Costs and expenses:
Cost of products sold (excluding depreciation)	597,166	583,406
Selling, distribution and administrative expenses	513,776	494,713
Depreciation	78,075	72,635
Amortization	8,115	7,752
Total costs and expenses	1,197,132	1,158,506

Operating income	152,578	155,081

Interest expense, net	(14,036)	(16,139)
Other income, net	1,425	1,869

Earnings before income taxes	139,967	140,811

Income taxes	(51,732)	(51,959)

	$88,235	$88,852

Net earnings per common share:

Basic earnings per share	$1.17	$1.20

Diluted earnings per share	$1.16	$1.18

Weighted average shares outstanding:
Basic	75,206	74,272
Diluted	76,105	75,483

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands) (Unaudited)

	June 30,	March 31,
	2015	2015

ASSETS
Cash	$72,208	$50,724
Trade receivables, net	718,856	708,227
Inventories, net	460,842	474,070
Deferred income tax asset, net	58,290	58,072
Prepaid expenses and other current assets	93,131	124,591
TOTAL CURRENT ASSETS	1,403,327	1,415,684

Plant and equipment, net	3,026,338	2,951,766
Goodwill	1,328,551	1,313,644
Other intangible assets, net	248,765	244,519
Other non-current assets	47,796	47,997
TOTAL ASSETS	$6,054,777	$5,973,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$188,330	$206,187
Accrued expenses and other current liabilities	363,758	346,879
Short-term debt	415,964	325,871
Current portion of long-term debt (a)	500,063	250,110
TOTAL CURRENT LIABILITIES	1,468,115	1,129,047

Long-term debt, excluding current portion (a)	1,525,442	1,748,662
Deferred income tax liability, net	849,477	854,574
Other non-current liabilities	89,655	89,741
Stockholders’ equity	2,122,088	2,151,586
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,054,777	$5,973,610

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)

	Three Months Ended
	June 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$88,235	$88,852
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	78,075	72,635
Amortization	8,115	7,752
Deferred income taxes	(5,828)	(4,554)
Gain on sales of plant and equipment	(1,731)	(959)
Stock-based compensation expense	13,650	14,830

Changes in assets and liabilities, excluding effects of business acquisitions:
Trade receivables, net	(9,151)	(9,104)
Inventories, net	15,064	347
Prepaid expenses and other current assets	32,548	1,163
Accounts payable, trade	(18,130)	(7,473)
Accrued expenses and other current liabilities	23,211	31,567
Other, net	(315)	1,916
Net cash provided by operating activities	223,743	196,972

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(155,719)	(108,580)
Proceeds from sales of fixed assets	5,153	5,452
Business acquisitions and holdback settlements	(26,182)	(23,463)
Other, net	917	(1,113)
Net cash used in investing activities	(175,831)	(127,704)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in short-term debt	89,818	(335,015)
Proceeds from borrowings of long-term debt	28,939	300,528
Repayment of long-term debt	(4,579)	(553)
Financing costs	(29)	(2,133)
Purchase of treasury stock (b)	(103,839)	-
Proceeds from the exercise of stock options	6,977	11,578
Stock issued for the Employee Stock Purchase Plan	4,836	4,602
Excess tax benefit realized from the exercise of stock options	3,891	4,063
Dividends paid to stockholders	(44,873)	(40,914)
Change in cash overdraft	(7,569)	(3,673)
Net cash used in financing activities	(26,428)	(61,517)

Change in cash	$21,484	$7,751
Cash – Beginning of period	50,724	69,561
Cash – End of period	$72,208	$77,312

See attached Notes.

Notes:

a)	In June 2015, the Company's $250 million 2.95% senior notes maturing June 2016 were reclassified to the "Current portion of long-term debt" line item of the Company's Consolidated Balance Sheet.

b)	On May 28, 2015, the Company announced a $500 million share repurchase program. During the three months ended June 30, 2015, the Company repurchased 1.0 million shares on the open market at an average price of $103.84. At June 30, 2015, $396 million was available for additional share repurchases under the program.

c)	Business segment information for the Company's Distribution and All Other Operations business segments is presented in the following tables. Amounts in the "Eliminations and Other" column reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company's All Other Operations business segment to the Distribution business segment.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2015				June 30, 2014
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$717,642	$160,027	$(7,596)	$870,073	$696,565	$136,092	$(7,066)	$825,591
Hardgoods	478,266	1,374	(3)	479,637	487,047	951	(2)	487,996
Total net sales	1,195,908	161,401	(7,599)	1,349,710	1,183,612	137,043	(7,068)	1,313,587

Cost of products sold (excluding depreciation)	521,240	83,525	(7,599)	597,166	520,933	69,541	(7,068)	583,406
Selling, distribution and administrative expenses	464,809	48,967	-	513,776	449,639	45,074	-	494,713
Depreciation	71,020	7,055	-	78,075	66,462	6,173	-	72,635
Amortization	7,162	953	-	8,115	6,724	1,028	-	7,752
Operating income	$131,677	$20,901	$-	$152,578	$139,854	$15,227	$-	$155,081

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Return on Capital
Reconciliations and computations of return on capital:

	June 30,
(In thousands)	2015	2014

Operating income - trailing four quarters	$638,775	$629,002

Average of total assets	$5,959,045	$5,726,999
Average of current liabilities (exclusive of debt)	(555,551)	(528,574)
Average capital employed	$5,403,494	$5,198,425

Return on capital	11.8%	12.1%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow
Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Three Months Ended
	June 30,
(In thousands)	2015	2014

Net cash provided by operating activities	$223,743	$196,972

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	4,836	4,602
Excess tax benefit realized from the exercise of stock options	3,891	4,063
Adjusted cash from operations	232,470	205,637

Capital expenditures	(155,719)	(108,580)

Adjustments to capital expenditures:
Proceeds from sales of fixed assets	5,153	5,452
Operating lease buyouts	37,770	1,349
Adjusted capital expenditures	(112,796)	(101,779)

Free cash flow	$119,674	$103,858

Net cash used in investing activities	$(175,831)	$(127,704)
Net cash used in financing activities	$(26,428)	$(61,517)

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Joseph Marczely, 610-263-8277
joseph.marczely@airgas.com
or
Media Contact:
Sarah Boxler, 610-263-8260
sarah.boxler@airgas.com